Exhbibt 10.2

DISH NETWORK L.L.C.

AFFILIATION AGREEMENT
(Domestic)

[CHANNEL]

This Affiliation Agreement (the “Agreement”) is entered into as of May 1, 2013 (the “Effective Date”) by and between The Real Hip Hop Network (“Network”), and DISH Network L.L.C., 9601 South Meridian Blvd., Englewood, Colorado 80112 (“DISH”).

RECITALS

A.           DISH has established a multi-channel video distribution platform for the distribution of programming services; and

B.           Network wishes for DISH to distribute the Service (defined below) in accordance with the terms and conditions contained in this Agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

AGREEMENT

1.           DEFINITIONS: The following terms shall have the meanings set forth below:

(a)           “Affiliate” means, with respect to either party, any person or entity that directly or indirectly, or through one or more intermediaries, Controls, is Controlled by, or is under common Control with that party.

(b)           “Other DISH Content” means video, audio, data, interactive, IP and/or other content transmitted on behalf of any entity, which content is not part of one of DISH’s residential and/or commercial programming packages.

(c)           “Control” including the words “Controls” or “Controlled by” means the power to direct or cause the direction of the management, policies and/or affairs of a person or entity whether through the ownership of voting securities, by contract or otherwise.

(d)           “Distribution System” means the distribution system employed by DISH to distribute audio, video, data and other programming services to Subscribers in the Territory whereby the programming satellite signal or feed is: (i) received by DISH and (if applicable) is digitized, compressed, encrypted, and otherwise processed; and (ii) transmitted for reception by Subscribers using transmission systems (whether now existing or developed in the future including without limitation terrestrial cable, fiber optic cable, broadband or other web based or non-web based technologies) which DISH or DISH’s Affiliate owns, operates, leases, controls, manages or otherwise accesses.

(e)           “Facility” means the downlink facility(ies) at which the Service is received by DISH or its Affiliate. The term “Facility” shall include, without limitation, the reception, compression, processing and uplink/data aggregation facility(ies) operated by or on behalf of DISH or any of its Affiliates in Cheyenne, Wyoming, Gilbert, Arizona and/or any additional location designated by DISH from time to time in its sole discretion.

(f)           “Law” means all federal, state and local law or regulation applicable to each party’s performance of its respective obligations hereunder.

(g)           “Other Distributor” means any other person or entity, including Network, which distributes the Service in the Territory by any means including without limitation DBS providers, cable system operators, cellular telephone providers and Internet service providers.

(h)           “Reporting Period” means the period of time between the 22nd day of one calendar month and the 21st day of the following calendar month, as such period may change from time to time in DISH's sole judgment.

(i)           “Service” means the 24 hour a day, 7 days a week linear programming service commonly known as The Real Hip Hop Network (as more fully described below in Section 4 of this Agreement). The term, “Service” includes any component and/or part thereof including, without limitation, all interactive components, graphics, scrolls or other visual graphics and all portions of the VBI (or its digital equivalent), and any commercial advertising that may air on the Service.

(j)           “Service Subscriber” means any Subscriber that is authorized by DISH or its Affiliate to receive the Service using any form of device, now or hereinafter devised, used for, inter alia, the reception and display of visual images, audio and/or data, regardless of whether the Subscriber actually receives the Service or not.

(k)           “Signal” means the programming signal or feed containing the Service, including all video, audio, data and other components, as delivered by Network to the Facility.

(l)           “Subscriber” means any residential or non-residential (including, without limitation, commercial) location or person in the Territory that is authorized by DISH or its Affiliate to receive any level of television programming service or package of television programming services, either directly or through a Subdistributor (as defined in Section 3(b) below).

(m) “Territory” means the United States, its territories, commonwealths and possessions, including without limitation the District of Columbia, Puerto Rico and the United States Virgin Islands.

2.           TERM: This Agreement commences on the Effective Date and continues in effect through 11:59 P.M. Mountain Time on February 28, 2015, unless terminated earlier in accordance with the terms and conditions of this Agreement (the “Term”).

3.           GRANT OF RIGHTS:

(a)           Grant of Rights. Network hereby grants to DISH and its Affiliates the non-exclusive right and license (including without limitation the requisite license to all copyright, trademark and other intellectual property rights appurtenant to the programming content that makes up the Service), but not the obligation, throughout the Term to display, perform and distribute the Service in the Territory via the Distribution System to Service Subscribers.

(b)           Additional Rights. In addition to and without limiting the generality of the grant of rights contained in Section 3(a) above, DISH shall have the right and the license, but, except as expressly provided in this Agreement, not the obligation to: (i) receive and decrypt the Service; (ii) advertise, promote, publicize, market and sell subscriptions to the Service (and/or the Service as bundled with other services) in the Territory pursuant to the terms and conditions contained in this Agreement (which right, for the avoidance of doubt, shall extend to DISH’s retail distribution network); (iii) transport and arrange for the transport of the Signal to third parties who gain rights to the Service independent of DISH including, without limitation, to cable system operators (both franchised and non-franchised); and (iv) sub-distribute, re-sell and/or otherwise sublicense the Service to third parties (collectively, “Subdistributors”) including, without limitation, cable system operators and service providers to developments such as master planned communities, gated residential communities, homeowners’ associations, multiple dwelling units, colleges and universities, and housing cooperatives (which sub-distribution may include sub-distribution to parties that may use various technological methodologies to obtain and distribute the Service including, without limitation, C-band receive facilities such as SMATV  systems and all forms of wireless and wire-line data distribution technology such as BSS or FSS satellite regardless of frequency or band, copper wire, fiber optic, or coaxial cable, Internet protocols and other Internet-based technologies and all forms of terrestrial wireless either now existing or hereafter developed). DISH shall have the right but not the obligation to receive the Signal from any Other Distributor.

(c)           Right to Record. DISH and its Affiliates may record the Service in DISH’s sole discretion in furtherance of the rights granted in this Agreement including, without limitation, DISH’s right to preempt and replace content that airs on the Service, as allowed by this Agreement.

(d)           Overspill. Notwithstanding anything to the contrary contained in this Agreement, Network understands and agrees that the Signal, when transmitted from a satellite by DISH or its Affiliates, will extend beyond the geographic boundaries of the Territory and that such “overspill,” in and of itself, shall not be a breach of this Agreement.

4.           CONTENT OF THE SERVICE:

(a)           Content Description. The programming on the Service shall be a 24 hour a day, 7 day a week (“Full-Time”) Hip-Hop Culture themed video programming service branded The Real Hip-Hop Network and shall consist exclusively of Hip-Hop Music Videos, Documentaries, Films, Break Dance Battles, D Competitions, Talent Showcases, Movies, Celebrity News, Live Concerts, etc. geared toward the 18-34 hip-hop demographic. Except as specifically provided herein, Network shall not black out any that airs on the Service.

(b)           Content Limitations. Network represents and warrants that the Service (including any advertising contained in the Service) will not contain any of the following: (i) programming that is rated (or if not rated, that would have been rated) more restrictively than PG-13 by the Motion Picture Association of America or TV-14 under the National Cable Television Association TV Parental Guidelines, or any comparable rating under any successor or other industry ratings system that is wisely adopted by the cable television industry; (ii) a sufficient quantity of music videos such that the Service could be characterized as a music video service; (iii) a sufficient quantity of children's programming such that the Service could be characterized as a children's programming service; (iv) live or taped excerpts or entire portions of actual courtroom trials, hearings or other similar proceedings as a substantial component of the programming; (v) pay-per-view movies or events; (vi) financial news; (vii) blackouts; (viii) promotion or marketing of “800”, “888”, “900”, or “976” telephone services, or any other services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call); (ix) programming that relates directly or indirectly to gambling, the occult, astrological, psychic, sexual or romantic activities or products or other adults-only services or products; or (x) programming for which Network seeks a surcharge or additional fee of any kind. In no event may the Service contain any of the following: (A) any infomercial licensed by Network from any entity or person (or any of their respective agencies) that has licensed any infomercials in a four (4) hour consecutive block directly to DISH within the then-previous one (1) year period; (B) any live direct on-air sales programming content that has been distributed by DISH within the then-previous one (1) year period; or (C) any Other DISH Content; in any case, without the written permission of a senior executive of DISH. No officer, director, shareholder or employee of Network or any Affiliate of Network shall undertake any act or omission to circumvent the application of the preceding sentence including, without limitation, the purposeful creation of an entity that does not conform to the definition of Affiliate set forth herein above. Network shall not use the Service to “incubate” or “nest” any additional programming service brand into the Service or products; or (x) programming for which Network seeks a surcharge or additional fee of any kind.

(a)           Avails. Network shall provide to DISH not less than two (2) minutes of commercial advertising time on the Service each hour during each calendar day of the Term (the “Avails”). DISH shall have the right to use the Avails as it chooses in its sole and exclusive discretion (including, but not limited to the sale of the Avails to third parties). Without limiting the foregoing, in accordance with the “Most Favored Nations” Section of this Agreement, DISH shall be entitled to at least the same number of minutes of commercial advertising time at as favorable placement slots on the Service as any Other Distributor. DISH and its Affiliates shall have the right to retain all of the proceeds derived from the sale of the Avails. Upon launch of the Service and at all times during the Term thereafter, Network shall provide DISH with industry standard cue tones to signal and enable DISH’s use of the Avails.

(b)           Advertising Restrictions. Network shall ensure that the Service will not contain any of the following: (i) promotions or advertisements for any other multi-channel video programming distributor or other entity that competes, directly or indirectly, with DISH in the distribution of television programming services; (ii) promotions or advertisements for any other video programming service (including any programming service affiliated or associated with Network) unless DISH distributes the other service via the Distribution System; (iii) advertising or messages which in any way disparages DISH, any Affiliate of DISH or the Distribution System (either generically as satellite technology or specifically as DISH Network or any successor brand); (iv) calls to action or similar messages aimed at or having the effect of adversely impacting relations between DISH and its Subscribers and/or its governmental regulators; (v) prompts or triggers with respect to information embedded in or around the Signal that DISH has not agreed to in advance and in writing; or (vi) promotional spot (whether alone or in conjunction with any other person or entity) indicating that any other method of video distribution offers a service not available on the Distribution System. In addition to and without limiting any other rights and remedies DISH may have, DISH shall have the right to preempt and replace any material that violates this Section 4(d) or any other provision of this Agreement in any way.

(c)           Closed Captioning and Program Rating Information. Network represents, warrants and covenants that it shall, at its sole expense, include as part of the Signal closed-captioning information to the full extent required by any Law and to the extent required to ensure that DISH is in compliance with the Law regardless of whether the Law now or in the future imposes the obligation to include closed captioning information on Network, DISH or a third party. This includes, without limitation, meeting any and all benchmarks for captioning programming, including without limitation foreign language programming, as set forth in 47 CFR 79.1 of the regulations of the Federal Communications Commission (“FCC”) as amended from time to time (the law and the regulations collectively referred to as the “Closed Captioning Requirements”). Network also agrees to cooperate with DISH to the extent necessary to establish compliance with the Closed Captioning Requirements. Furthermore, during the Term, Network shall, at its sole expense, include as part of the Signal ratings information or other such data that would enable Service Subscribers to exercise parental controls over the programming on the Service, and such ratings information or other data must be compatible with DISH’s set-top and interactive technology implementing parental controls. Network shall use its best efforts to provide complete, accurate and timely program rating data to DISH’s designated data provider (currently Tribune Media Systems), as that data provider may be changed from time to time. For standard definition, such data shall be delivered in accordance with CEA 608-C. For high definition, Network shall (i) provide CEA 608-C compatibility data within CEA-708-B structures as described in CEA 708-B, including closed caption and parental rating information, (ii) ensure that the bandwidth allocated for CEA 708-B closed caption data does not exceed 2 kbps, and (iii) provide the program rating data to DISH’s currently designated data provider as above. Neither DISH, nor any of its Affiliates, shall have any liability in connection with Network’s failure to prepare, insert or include closed-captioning information, as applicable, in the Service as required by this Section 4(e).

(d)           Other Laws. In the event that any programming on the Service is regulated by any Law that is applicable to Network or its Affiliates or DISH or its Affiliates, then Network shall comply with the Law, ensure that the Service complies with the Law and provide DISH with all documents reasonably necessary for DISH to demonstrate compliance with the Law in a timely manner.

(e)           Content Deviation. If for any reason DISH, in good faith, determines that the Service (i) includes programming that is other than the programming described in this Section 4, or is prohibited by this Section 4 and/or (ii) does not include programming of at least the quantity, quality, type and content as required by this Section 4 or any other provision of the Agreement (a “Content Deviation”), DISH shall have the right, in addition to any other rights or remedies available to it in this Agreement, at law or in equity but not the obligation, at its sole option to (A) immediately suspend DISH’s distribution of the Service hereunder and/or (B) terminate this Agreement and cease its transmission of the Service to Service Subscribers; each of (A) and (B) without any liability to Network whatsoever and Network covenants to never contend to the contrary. In such an event, Network explicitly agrees that, notwithstanding anything to the contrary set forth in this Agreement, its payment obligations hereunder shall continue to be based on the number of Service Subscribers that would have received the Service had DISH not exercised its rights set forth in (A) above.

(f)           Certificate of Compliance. Within thirty (30) days after the last day of each calendar year during the Term, or upon written request by DISH at any time during the Term, Network shall deliver to DISH a written certificate of its compliance or non-compliance (as the case may be) with this Section 4 of this Agreement (‘Content of the Service’) signed by an officer of Network with sufficient knowledge to make such certification. The certification shall also include a description of the means and mechanisms Network used to determine whether it has complied or failed to comply with this Section 4 of this Agreement.

(g)           Remedies. Network acknowledges that compliance with this Section 4 of this Agreement is material to this Agreement, and that any remedial measure specified in this Agreement is bargained for, not as a penalty but rather as a reasonable allocation of damages which would otherwise be difficult to ascertain. Any remedy specified in this Section 4 of the Agreement shall be in addition to and not in limitation of any other rights or legal or equitable remedies DISH may otherwise have.

5.           DELIVERY AND DISTRIBUTION OF THE SERVICE:

(a)           Delivery by Network.

(i)           Delivery of Signal. Network shall, at its own cost and expense, deliver to DISH the Signal using a domestic communications satellite commonly used for the transmission of pay television programming which is receivable at all times during the Term by the Facility without additional expense to DISH. Further to the foregoing, Network shall ensure that the Signal is delivered (A) on a Full-Time basis; (B) at a high level of video and audio quality which is, at a minimum, at a technical quality comparable to that of signals delivered by other programming services; (C) in compliance with DISH’s reasonable technical requirements; and (D) in compliance with the highest industry standards, to the Facility and all other locations within the Territory designated by DISH in its sole discretion. In addition, Network shall, at its own cost and expense, have in place either appropriate back-up transponder space on a second domestic communications satellite or a reserve back-up fiber optic link to the Facility so that, in the event of a failure of the first satellite link, delivery of the Service to the Facility shall not be interrupted or discontinued. Thirty 30 days prior to the Effective Date, Network shall deliver both the Signal and primary and secondary integrated receiver decoders (“IRDs”) capable of decoding the Service to each of DISH’s Facilities located in Cheyenne, Wyoming and Gilbert, Arizona (for clarity, Network must provide a total of four (4) IRDs). DISH reserves the right to require delivery of the Signal and IRDs to additional Facilities in its sole discretion upon reasonable notice to Network. The Signal shall be deemed delivered to DISH when received in a form technically acceptable to DISH.

(ii)           Change in Delivery. In the event Network changes the satellite or encryption technology or otherwise modifies the Signal in such a manner that the Signal cannot be received or used by DISH or its Affiliates as required by this Agreement (a “Delivery Change”), then Network unconditionally agrees to promptly reimburse DISH for the costs to acquire and install the necessary equipment to receive and/or use the Signal, which amount shall be payable by Network within thirty (30) days after receipt by Network of an invoice from DISH. Network agrees to provide DISH with at least ninety (90) days' prior written notice of a Delivery Change; provided that, if a satellite change is the result of a Force Majeure Event (as defined in Section 16(f) of this Agreement), Network shall provide DISH with written notice as soon as reasonably practicable. Notwithstanding the foregoing, if Network makes a Delivery Change to a different satellite or technology commonly used for the transmission of pay television programming (including without limitation delivery via primary and back-up fiber to the Facilities), Network shall ensure there are primary and back-up delivery technologies and Network shall be required to reimburse DISH for only a pro rata portion of such costs, which pro rata portion shall be determined by multiplying the total amount of such costs by a fraction, the numerator of which shall be the number of channels included in the Service (which could be one or more), and the denominator of which shall be the number of cable programming services received and distributed by DISH that are available on the new satellite or technology change.

(b)           Delivery by DISH. DISH reserves the right to reassign any and all channel numbers at any time and from time to time at its sole discretion. In the event that DISH elects to reassign the Service’s channel number, DISH will make commercially reasonable efforts to provide Network with written notice at least thirty (30) days prior to the effective date of such reassignment. Network acknowledges that DISH or its Affiliates may digitize, compress and encode the Signal and that, on occasion, the Distribution System may be down for maintenance. Neither such digitizing, compression and encoding, or such maintenance downtime shall be deemed a prohibited interruption or alteration of the Service. DISH may provide Service Subscribers with, and provide the Service using, VCR or PVR-like functionality with respect to Service programming. For clarity, any restrictions on DISH contained in this Agreement shall only apply to DISH as a distributor of the Service in its capacity as a distributor of the Service (including without limitation with respect to the provision of IRDs and digital video recorders to Subscribers), and shall not in any way inhibit DISH as a consumer electronics manufacturer.

(c)           Reservation of Rights to Bandwidth. Network represents and warrants that other than the principal video and accompanying audio portions of the Signal (the “Primary Signal”), including without limitation any portions of the bandwidth that may be created or made useable as a result of the digitization or compression of the Signal, not all of the signal distribution capacity contained within the bandwidth of the Signal is essential to or a part of the Service or necessary to the delivery or distribution of the Service. DISH reserves all rights in and to, and reserves all rights to use, such nonessential bandwidth of the Signal including without limitation, audio sub-carriers and all lines of the vertical blanking interval (“VBI”) (and/or its digital equivalent) from the Facility through to Service Subscribers. Nothing contained in this Agreement shall restrict DISH from using any and all of the bandwidth of the Signal from the Facility through to Service Subscribers by any means or for any purpose so long as the use does not materially degrade or interfere with the quality of the Primary Signal. Notwithstanding the foregoing,

DISH shall transmit to Service Subscribers all data or information that the FCC or any applicable Law requires DISH to transmit (“Required Materials”) in a format reasonably specified by DISH. Notwithstanding anything to the contrary contained in this Agreement, DISH shall have the right, but not the obligation to distribute any material, information, data, images, sounds or features contained or embedded in or around any portion of the feed provided to DISH for the Signal that is not part of the Primary Signal or part of the Required Materials.

(d)           Embedding. Network shall not embed any information, data, images, sounds or features into or around any portion of the Signal (collectively, “Embedded Information”) that is not related to the Service. Network agrees that it shall not include any Embedded Information that cannot be removed and/or blocked by the Distribution System using equipment then-existing and available at the Facility. Network hereby consents to such removal and blocking, and agrees to provide to DISH assistance and information  reasonably requested by DISH with respect to the removal and/or blocking, as long as the removal and/or blocking will not remove, block, interfere with or impede in any way the Primary Signal or the Required Materials. If the equipment required for removal or blocking is commonly used in the cable television industry by DBS providers, DISH shall be responsible for obtaining the equipment. Notwithstanding the foregoing, Network agrees that, other than Required Materials, it shall not include any Embedded Information that would impede, interfere with or degrade the function of any hardware, software, firmware or any other equipment or device used by DISH or degrade the Primary Signal. Network acknowledges that Nielsen’s video based measurement system may cause minimal degradation to the Primary Signal that may be perceptible to Service Subscribers, and agrees that it shall use commercially reasonable efforts to transition to the Nielsen audio based measurement system or a similar system that does not degrade the Primary Signal. Network represents that, other than the Required Materials, it is not currently engaged in embedding any Embedded Materials, and Network agrees that is shall provide DISH with ninety (90) days’ advance written notice (or such shorter time as is practicable under the circumstances) of its intention to embed any Embedded Materials prior to commencement of such embedding, which notice shall describe with specificity the information Network intends to embed and the technical placement of the information within the Signal. Further, Network agrees that after commencement of the embedding, it shall provide DISH with at least one hundred twenty (120) days’ advance written notice (or, if shorter, the maximum length of time that is practicable under the circumstances) of its intention to change any of the Embedded Materials and/or the technical placement of the Embedded Materials within the Signal.

(e)           Launch. Subject to Network’s compliance with all of its obligations set forth in this Agreement (including, without limitation, its obligations set forth in Sections 4, 5, 6(i), and 12), DISH will use commercially reasonable efforts to launch the Service no later than one hundred twenty (120) days after DISH’s receipt of the Signal and corresponding IRDs (the “Anticipated Launch Date”). For clarity, DISH may launch the Service prior to the Anticipated Launch Date.

6.           FEES:

(a)           Monthly Fees. In consideration of and subject to the terms and conditions set forth in this Agreement, Network shall pay DISH, on a monthly basis, beginning on the Effective Date, the amounts per calendar month set forth below, adjusted on a prorated basis for any portion of the relevant calendar month in which DISH, in accordance herewith, elects not to run or otherwise does not transmit the Service as a result of (x) the start date or end date of broadcast hereunder being other than the first or last day of the calendar month, (y) a Preemptive Event, or (z) an event of Force Majeure (such amount as adjusted hereunder, the “Monthly Fee”):

CONTRACT YEAR	DATE RANGE	FEE PER CALENDAR MONTH
Year 1	May 1, 2013- February 28, 2014	[XXXX]
Year 2	May 1, 2014- February 28, 2015	[XXXX]

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

(b)           Pre-Payment by Network. Prior to 12:00 p.m. Mountain Time Zone on the last business day of each calendar month during the term, Network shall pay to DISH, in advance, the Monthly Fee for the immediately following calendar month (based on the number of Service Subscribers at the end of the Reporting Period concluding during the prior calendar month). For clarity and by way of example, the Monthly Fee for the calendar month of November 2013 would be pre-paid by Network prior to 12:00 p.m. Mountain Time Zone on October 29, 2013, based on the number of Service Subscribers at the end of the Reporting Period concluding in September (the August 22nd – September 21st Reporting Period). Network shall pre-pay all Monthly Fees by wire transfer in accordance with instructions provided by DISH. Each invoice provided by DISH to Network shall set forth: (i) the number of Service Subscribers attributable to the calendar month being invoiced; (iii) the Monthly Fee attributable to such calendar month; (iii) the days and times, if any, that the Service was not transmitted during the previous calendar month; and (iv) any credits, if any, given Network pursuant to the terms and conditions of this Agreement with respect to (iii) above.

(c)           Service Subscribers. For purposes of the calculation of Monthly Fees, the number of Service Subscribers for each calendar month shall be deemed the number of Service Subscribers) at the end of the Reporting Period concluding during the relevant calendar month in accordance with Section 6(b) above. For example, the Monthly Fees for the calendar month of November would be based on the number of Service Subscribers on September 21. Notwithstanding the foregoing, to the extent Service Subscriber numbers are required hereunder for a time period during which the Service was not actually distributed by DISH, then such Service Subscriber numbers shall be estimated by DISH based on its reasonable projection of Service Subscriber numbers if the Service had been distributed during such time period.

(d)           Bulk Bill Arrangements. Notwithstanding the foregoing, in the event that DISH or a Subdistributor distributes the Service on a bulk bill basis (a “Bulk Bill Arrangement”), the number of Service Subscribers for which Network will pay DISH in accordance with Section 6(a) of this Agreement shall be fifty percent (50%) of the units in such bulk bill property whether or not all units in such bulk bill property are occupied. DISH reserves the right to determine in its sole discretion whether a multi-unit development is subject to a Bulk Bill Arrangement.

(e)           Late Payments and Payment Defaults. If any payment due under this Agreement is not received by DISH in full when it is due, then in addition to and without limiting any other remedy available to DISH at law or in equity (i) any amounts not received shall bear interest at the rate of one and one half percent (1.5%) per month from the date such amounts were due, or the highest rate allowed by law, whichever is lower and (ii) notwithstanding the cure provisions set forth in Section 13(a) below, DISH shall be entitled to immediately suspend its obligations hereunder and/or terminate this Agreement and cease its transmission of the Service to Service Subscribers without any liability to Network whatsoever and Network covenants to never contend to the contrary. Acceptance of such late fee by DISH shall not constitute a waiver of any other rights DISH may have at law or in equity with respect to the breach.

(f)           Payment from Service Subscriber. Under no circumstances shall Network collect a payment directly from a Service Subscriber for the Service Subscriber’s receipt of the Service. If Network receives such a payment, it shall immediately forward the payment to DISH without any offset of any kind.

(g)           Offset. Network shall not have the right to offset, against any payments due to DISH in this Agreement, any amounts owed by DISH or any of its Affiliates to Network or any of its Affiliates under this or any other agreement.

(h)           No Responsibility for Taxes. DISH shall not have any responsibility or assume any liability for the determination, calculations, collection and remittance to proper taxing authorities of any sales use or other taxes related to or arising out of the Service, all of which shall be the sole responsibility of Network.

(i)           Deposit. Before the Launch Date, Network shall, in order to secure performance of its obligations hereunder, remit to DISH [XXXX]. DISH is not required to keep the Deposit in escrow. Instead, DISH may keep the Deposit in any interest-bearing account and any and all interest earned on the Deposit shall be the exclusive property of DISH. If Network fails to make any payment due under this Agreement by its due date, DISH shall have the immediate right to draw-down the corresponding amounts from the Deposit. Multiple and partial draw-downs may be made against the Deposit. The amounts of any such draw-down shall be applied to the obligations of Network under this Agreement. In such an event, Network shall replenish the full amount of all such draw-down amounts within two (2) business days of receipt of notice from DISH of such a draw-down. Network’s provision and maintenance of the Deposit in accordance with this Section 6(i) is of the essence of this Agreement and failure to maintain the Deposit at its full value (i.e., replenishing such Deposit after each draw-down) by the date required and/or failure to maintain the Deposit throughout the Term shall entitle DISH, in addition to and without limiting any other remedy at law or in equity, to immediately suspend its performance hereunder and/or terminate this Agreement and cease its transmission of the Service without any liability to Network whatsoever and Network covenants to never contend to the contrary. Within sixty (60) days following expiration of this Agreement or any earlier termination other than termination for cause by DISH in accordance with Section 13(a) below, DISH will remit to Network any unused portion of the Deposit then on account (which for clarity, shall be reduced by any amount payable by Network (or any Affiliate of Network) to DISH.

7.           AUDIT RIGHTS:

Network agrees to keep and maintain accurate books and records with respect to its performance under this Agreement and its relationships with Other Distributors for the period of time during which Network is providing the Service to such Other Distributors at all times during the Term and for a period of one (1) year thereafter. In order to verify Network’s compliance with and/or to determine whether Network has given full effect to the terms of this Agreement, at all times during the Term and for one (1) year thereafter, DISH may, upon sixty (60) days written notice and at DISH's expense (except as provided below), during Network's regular business hours (such hours to be determined in Network’s reasonable discretion) at Network's office where records are regularly maintained, audit all books and records relating to such obligations. DISH's right to perform such audit shall be limited to once in any consecutive twelve (12)-month period. The audit shall be conducted by and only though a third party independent auditor that has entered into a reasonable non-disclosure agreement with Network. The results of any such audit conducted pursuant to this Section 7(a) shall be final and binding upon Network and Network covenants never to contend to the contrary. In the event that any audit conducted pursuant to this Section 7(a) reveals non-compliance with Section 9 on the part of Network then, in addition to DISH’s other rights and remedies, DISH will invoice Network for the full dollar amount attributable to Network’s non-compliance with Section 9 and DISH’s reasonably incurred expenses in connection with such audit, which Network agrees to pay in full immediately upon receipt.

8.           MARKETING AND USE OF MARKS:

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

(a)           Network Marks. Network hereby licenses to DISH, and DISH shall have the right to use, Network Marks (as defined below) to promote the Service and the Distribution System. Additionally, DISH shall have the right to provide Network Marks to its third party retail distribution network as well as third parties who are selling the Service by or through DISH (including by way of example but not limitation, Subdistributors and co-branding partners). DISH acknowledges that the name and mark “The Real Hip Hop Network” and any other of Network’s names, trade names, service marks, trademarks and/or logos (including, without limitation, the names, titles or logos of certain programs and likenesses of persons) that are protectable by applicable law (collectively, the “Network Marks”) are the exclusive property of Network and its suppliers and that DISH has not and will not acquire any proprietary rights in the Network Marks other than as set forth in this Agreement. Except as provided in this Agreement, DISH shall at no time adopt or use, without Network’s prior written consent, any variation of the Network Marks, or any work or mark likely to be similar to or confused with a Network Mark. Any and all goodwill arising from DISH's use of the Network Marks shall inure solely to the benefit of Network. DISH shall submit to Network for approval any of DISH's promotional materials mentioning or using the Network Marks (other than materials provided by Network to DISH, if any) which approval shall not be unreasonably withheld, conditioned or delayed. If Network fails to disapprove such promotional materials within five (5) business days of delivery by DISH, then Network shall be deemed to have approved the submitted materials. Uses of the Network Marks in routine promotional materials such as program guides, program listings and bill stuffers, or in a manner previously approved by Network, shall be deemed approved for all subsequent uses unless Network specifically notifies DISH to the contrary.

(b)           DISH Marks. Subject to this Section 7(b) of the Agreement, Network shall have the limited right to use DISH Marks (as defined below) to promote the Service as distributed over the Distribution System to prospective Service Subscribers in the Territory. Subject to the terms and conditions contained in this Agreement, DISH agrees to permit Network to use DISH's name, trade name, service marks, trademarks, and logos (“DISH Marks”) to market the Services to potential Service Subscribers; provided that any such use is subject to DISH's prior written approval with respect to each and every use. DISH's approval shall be deemed to have been withheld if not specifically given. Network acknowledges and agrees that the name, trade name and service mark “DISH Network” and any and all other DISH Marks are the exclusive property of DISH and its Affiliates and that Network has not and will not acquire any proprietary rights in DISH Marks by reason of this Agreement or otherwise. Except as provided in this Agreement, Network shall at no time adopt or use, without DISH's prior written consent, any variation of the DISH Marks, or any work or mark likely to be similar to or confused with the DISH Marks. Any and all goodwill arising from Network's use of the DISH Marks shall inure solely to the benefit of DISH. Uses of the DISH Marks in routine promotional materials such as Internet web-sites, mailers, marketing materials, or in a manner previously approved by DISH, shall be deemed approved for all substantially similar subsequent uses unless DISH specifically notifies Network to the contrary.

9.           MOST FAVORED NATION:

In addition to its representations and warranties to DISH in Section 10(b) below and elsewhere in this Agreement, Network hereby represents and warrants that, at all times during the Term, each term and condition of this Agreement governing carriage of the Service via the Distribution System, including without limitation all economic provisions of this Agreement, are at least as favorable to DISH as the most favorable terms and conditions pursuant to which Network receives carriage by any Other Distributor in the Territory under any other agreement or arrangement for carriage of the Service, whether written or oral (each such agreement or arrangement, an “Other Distributor Agreement”). In the event Network enters into an Other Distributor Agreement, it shall provide written notice thereof to DISH within thirty (30) calendar days after entering into the Other Distributor Agreement (an “MFN Notice”). Each MFN Notice shall include the identity of the Other Distributor and a certification by Network’s Chief Financial Officer as to Network’s compliance with this Section 9 as it relates to such Other

Distributor Agreement, including without limitation a description of any terms that are more favorable to such Other Distributor than the corresponding terms of this Agreement are to DISH and, in DISH’s sole and absolute election, this Agreement shall immediately thereupon be amended to incorporate such more favorable terms for the same period of time that such Other Distributor was and is afforded such more favorable terms. Without limiting the generality of the foregoing, Network’s failure to so notify DISH shall not in any manner whatsoever limit DISH’s rights and remedies hereunder. If Network enters into an agreement with an Other Distributor where the per subscriber license fee is based on a revenue split and, after a retroactive analysis (to be conducted each Reporting Period), the net effective rate per subscriber (“NESR”) to the Service on such Other Distributor’s platform is more favorable than the Monthly Fee per Service Subscriber set forth in this Agreement, then Network shall pay to DISH, within thirty (30) days, the difference for each applicable calendar month. For purposes of this Agreement, NESR shall be calculated based on all direct and indirect economic outlays in connection with or related to the carriage of the Service (each as a stand alone inquiry) payable to or by Network or to or by an Other Distributor whether included in an agreement relating to the Service or otherwise, divided by the applicable number of subscribers to the Service on the relevant platform(s). Network represents and warrants that there are no Other Distributor Agreements with more favorable terms and conditions in effect as of the Effective Date, and it further agrees that it shall at all times during the Term and for one (1) year thereafter maintain complete and accurate books and records relating to its Other Distributor Agreements and DISH shall have the right to audit such books and records (once annually and only through a third party independent auditor that has entered into a non-disclosure agreement with Network) to confirm compliance with this Section 9. In addition, upon the written request of DISH, Network shall provide DISH, within fifteen (15) days of its request, a written certification that is duly executed by an officer of Network, certifying Network’s compliance with this Section 9.

10.           REPRESENTATIONS AND WARRANTIES:

(a)           Mutual Warranties. Each party represents and warrants to the other that: (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized; (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) the individual executing this Agreement on its behalf has the authority to do so; and (iv) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(b)           Network Warranties. Network represents and warrants to DISH that: (i) the Service is of a high quality that at least meets the standards of quality, with respect to audio and visual quality and quality of content, that is standard in the video programming industry; (ii) it presently has and will continue to have, at all times during the Term, all rights necessary (including, without limitation, to grant DISH the right to use the Network Marks) to grant DISH the rights contracted for by DISH under this Agreement free and clear of all liens, restrictions, charges, claims and encumbrances; (iii) it has obtained and will maintain throughout the Term all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement; (iv) it and the Service presently are, and will remain at all times during the Term, in full compliance with the Law, including without limitation all Laws enforced, administered, promulgated or pronounced in the United States and in the country or countries in which the content for the Service originated; (v) it has licensed and will continue to license and be responsible to pay all copyright, royalty or other performance rights and licenses, including without limitation “through-to-the-viewer” music performance rights for the Service and/or any other rights necessary from ASCAP, BMI, SESAC and any other applicable performing rights organizations or other applicable entities, and shall maintain all such rights and licenses throughout the Term; (vi) no third party has or, to the best knowledge of Network, no third party has claimed, any rights which would be inconsistent with the rights granted to DISH in this Agreement; (vii) the Service will not contain any material which is obscene, libelous, slanderous, indecent or defamatory, nor will it contain any material which violates or infringes any copyright, trademark, right of privacy or literary or dramatic right or any other right of any person or entity pursuant to the Law of the United States and/or applicable to the Territory or any portion thereof; (viii) it is and will remain under no contractual or other legal obligation that in any way interferes with its full, prompt and complete performance under this Agreement; (viii) it will not make any statements or engage in any communications that could be construed to imply that DISH endorses or is in any way responsible for any products, services or other benefits promoted or advertised in connection with the Service or that it is employed by the agent of or in any way under the direction or control of DISH; (x) it will not engage in any direct or indirect communications specifically directed to Subscribers or Service Subscribers (as opposed to general advertising or marketing directed to the Network’s customers) other than as permitted under this Agreement without DISH’s prior written approval in each instance (e.g., Network may not sell, pledge, loan, hypothecate or otherwise use or attempt to use the name of any DISH Subscriber without DISH’s express written consent (this does not affect the Network’s use of its own customers’ names as long as such use is otherwise lawful)); and (xi) it will not engage in any activity in any way connected with signal theft, piracy, or the sale of any equipment which could be used in furtherance thereof or assist any third party in doing so.

(c)           DISH Warranties. DISH represents and warrants to Network that it presently is, and will remain at all times during the Term, in material compliance with all material applicable Laws with regard to its ability to perform its obligations under this Agreement.

11.           INDEMNIFICATION:

(a)           Network’s Indemnification. Network shall indemnify, defend and hold harmless DISH, its Affiliates, and each of their present and future contractors, subcontractors, authorized distributors, authorized Subdistributors, directors, members, shareholders, officers, employees and agents, and each of their respective assigns, heirs successors and legal representatives (collectively, the “DISH Indemnitees”) from, against and with respect to any and all claims, losses, damages, lawsuits, judgments, actions, penalties, liabilities, costs and expenses (including reasonable court costs and attorneys' fees) (collectively, “Claims”) incurred in connection with or arising out of: (i) the breach or alleged breach or default by Network of any provision contained in the Agreement; (ii) the content of the Service (including, without limitation any claims alleging that the transmission of any content is defamatory, libelous, slanderous, obscene, or violates or infringes any copyright, trademark, right of privacy or literary, dramatic or music performance right or any other right of any person or entity or associated in any way with the products that are sold on the Service and/or any drawing game lottery or other game of chance associated with or related to the Service); (iii) the sale or marketing of any products or services by, through or on the Service including, without limitation, claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with Laws and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service; (iv) Network's or the Service’s failure to comply with all Laws or any other failure on Network's part that causes DISH to violate any Law or court or administrative decree; and (v) Network's failure to have acquired at the pertinent time when all or part of the Service is made available to Affiliate, good title to, and/or each and every intellectual property right or other right necessary for it to satisfy the obligations imposed on it pursuant to this Agreement.; (vi) Network's advertising and marketing of the Service; (vii) Network’s use of the DISH Marks inconsistent with DISH’s instructions; (viii) any other materials relating to the Service, including without limitation advertising or promotional copy supplied or permitted by Network; (ix) any interruptions in the transmission of the Service to DISH; and (x) Network’s closed-captioning obligations set forth in Section 4(d) of this Agreement, including without limitation fines, forfeitures, FCC enforcement actions and associated costs, attorneys’ fees, disbursements and court or administrative costs.

(b)           Procedure. DISH shall promptly notify Network in writing of any Claim for which indemnification is sought (an “Indemnification Claim”). Network shall undertake the defense of the Indemnification Claim and permit DISH to participate in the defense using counsel of its choosing at Network’s expense. If, in the reasonable discretion of DISH, Network fails to diligently pursue an Indemnification Claim for which it is the indemnifying party, then DISH may assume the control of the Indemnification Claim at Network’s expense. DISH, at Network’s cost, will cooperate fully in the defense of the Indemnification Claim. The settlement of any Indemnification Claim, in whole or in part, by DISH, without Network’s prior written consent, shall release the Network from its obligations hereunder with respect to the portion of the Indemnification Claim settled.

12.           INSURANCE:

Network represents, warrants and covenants that it has procured and shall maintain during the Term, at its sole expense, the following insurance coverage from insurers having at least a “Best’s” rating of A-VII: (i) commercial general liability insurance providing coverage, at a minimum, for bodily injury, death, personal injury and property damage occurring or arising out of the performance of this Agreement, premises operations, products/completed operations, independent contractor’s protective coverage and blanket contractual liability for both oral and written contracts at liability limits of not less than (A) $3,000,000 each occurrence for bodily injury and property damage, (B) $3,000,000 in the aggregate for products/completed operations and premises operations, (C) $3,000,000 in the aggregate for independent contractor’s protective coverage and blanket contractual liability, (D) $1,000,000 in the aggregate for personal and advertising injury and (E) $3,000,000 policy general aggregate limit; and (ii) Media Perils Liability insurance (also commonly known as broadcasters' liability or errors and omissions) that, at a minimum, covers Network's media activities, including, without limitation, production of programming, the Service and all elements thereof and all programming licensed or distributed by Network pursuant to this Agreement (including, without limitation, original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation, invasion of privacy, infringement of trademark, title, slogan, trade name service mark, copyright or misappropriation of ideas, at a liability limit of $3,000,000 in any one (1) policy period and a maximum self-insured retention of $100,000 or such other retention as agreed to by DISH in its sole and absolute discretion. While Network’s coverage under the required policies may be on a “claims-made” basis, Network shall continue to carry Media Perils Liability coverage for two (2) years beyond the termination of this Agreement. Each insurance policy required by this Section 12 shall be endorsed to provide that (E) DISH and its Affiliates are named as additional insureds; (F) the proceeds of the insurance policy are payable to the named insureds as their interests appear; (G) that the policy provides primary and non-contributory coverage to DISH and its Affiliates, irrespective of any insurance carried by DISH or its Affiliates, whether it be primary, excess, contingent or on any other basis; and (H) the insurer waives any rights of subrogation it may have against DISH or its Affiliates.; Network shall provide to DISH certificates of insurance as evidence of maintenance of all insurance policies required by this Section 12 prior to or contemporaneously with the execution of this Agreement. Each certificate shall indicate that (Y) the pertinent insurance policy shall not be canceled or modified except upon delivery of thirty (30) days' prior written notice to DISH and (Z) the words “pertains to all operations and projects performed on behalf of the certificate holder” are included in the description portion of the certificate. Notwithstanding the foregoing, Network shall not make any revisions to any policy that could adversely affect DISH’s rights as specified herein without DISH’s prior written consent. In addition, such certificates shall indicate coverage for the entire Term, or Network shall provide to DISH, not later than prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect. The fulfillment by Network of its obligations in this Section 12 shall not relieve Network of any liability under this Agreement or in any way modify Network’s obligations to indemnify DISH and its Affiliates.

13.           EARLY TERMINATION RIGHTS:

(a)           Termination For Cause. In addition to all other rights to termination specifically set forth in this Agreement or available at law or in equity, either party shall have the right to terminate this Agreement if the other party has (i) breached any of its material obligations under this Agreement (unless the breach is cured within the thirty (30)-day period following receipt of notice of the breach; provided, that if a shorter or longer cure period is provided elsewhere in this Agreement for a particular breach, then such shorter or longer cure period shall apply and, in the case where immediate termination is provided for elsewhere in this Agreement, immediate termination shall apply, and further provided that each party agrees and acknowledges that there are certain breaches which are incapable of being cured and are therefore not subject to the thirty (30) day cure period); (ii) filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to its financial condition or its ability to meet its payment obligations; or (iii) had any involuntary petition in bankruptcy filed against it, or any relief under any such law has been sought by any of its creditors, unless the involuntary petition is dismissed, or the relief is denied, within thirty (30) days after it has been filed or sought. In addition to and without limiting the generality of the foregoing, DISH shall have the immediate right to terminate this Agreement without liability upon notice to Network if (A) any person or entity who, as of the Effective Date, did not possess, directly or indirectly, the power to direct or cause the direction of management or policies of Network, whether by virtue of the ownership of voting stock, by contract or otherwise, later comes into possession of such power; (B) DISH ceases distributing the top ten Nielsen rated programming services then carried by DISH; and/or (C) delivery of the Service by Network to DISH is discontinued or interrupted for a continuous period of fifteen (15) days. In the event DISH elects to terminate this Agreement at any time pursuant to subsection (i) of this Section 13(a), then without limiting DISH’s ability to seek additional damages or remedies available to it under this Agreement, at law or in equity, DISH shall be entitled to retain the full amount of the Deposit as liquidated damages and not as a penalty. The right to terminate in any case shall be in addition to and without limiting any other rights or remedies the terminating party may have.

(b)           Termination For Convenience. In addition to all other rights to termination specifically set forth in this Agreement or available at law or in equity, DISH shall have the right to terminate this Agreement without cause by providing written notice to Network at least thirty (30) days prior to the date on which such termination shall take effect.

14.           NOTICES:

All notices, reports and consents in connection with this Agreement shall be in writing and shall be sent postage prepaid by certified mail, return receipt requested; by hand delivery; or by Federal Express or similar overnight delivery service, to the other party at the following address (unless either party at any time designates another address for itself by notifying the other party by certified mail, in which case the new address shall be used).

To Network:	The Real Hip-Hop Network 1455 Pennsylvania Avenue NW, Suite 400 Washington, DC 20004 Attn: Mr. Atonn F. Muhammad cc: General Counsel/Legal
To DISH:	DISH Network L.L.C. 9601 South Meridian Boulevard Englewood, Colorado 80112 Attn: [XXXX] cc: [XXXX]

Notice, report or consent given by hand delivery shall be deemed given on delivery. Notice, report or consent given by certified mail, return receipt requested shall be deemed given the date set forth on the receipt. Notice, report or consent given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice, report or consent to such service with instructions for overnight delivery.

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

15.           CONFIDENTIALITY:

(a)           Confidential Information. Neither DISH nor Network shall disclose (orally, in writing, by press release or by public disclosure of any kind or otherwise) to any third party (other than their respective officers, directors and employees, in their capacity as such, and on a need-to-know basis, and each parties' respective auditors, consultants, financial advisors, lenders, attorneys and existing and potential third-party financial investors in Network, the Service or DISH, subject to a confidentiality agreement between the relevant party and such third-party financial investors) any Confidential Information except: (i) to comply with the Law; (ii) to the extent necessary to comply with the valid order of an administrative agency or a court of competent jurisdiction, in which case redacted to the greatest extent possible, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) in order to enforce its rights pursuant to this Agreement; or (iv) if mutually agreed to in writing in advance by DISH and Network. For purposes of this Agreement, “Confidential Information” shall mean all non-public information disclosed by one party to the other in connection with this Agreement, the Service or delivery of the Service including without limitation technical information, technical or marketing tests, product plans, and information with respect to the terms and provisions of this Agreement, including its existence. Network acknowledges and agrees that any and all Subscribers shall be deemed customers of DISH and that any and all information relating to Subscribers including without limitation the names, addresses, and any other personally identifying information of any Subscriber (“Subscriber Information”) shall be Confidential Information. DISH shall have absolutely no obligation whatsoever to (and nothing in this Agreement shall require DISH to) disclose Subscriber Information to Network or anybody acting on Network’s behalf. DISH acknowledges and agrees that Network collects its own customer information independently and any such information so collected shall not be considered Subscriber Information; provided that the use of any information collected (directly or indirectly) through or in connection with the Service shall be limited to fulfilling the purpose of the customer’s disclosure of such information; provided further that such information shall not be disclosed or otherwise transferred in any manner to any third party.

(b)           In addition to the restrictions on the disclosure of Confidential Information contained herein, neither party hereto, nor its officers, employees, agents and representatives shall except as required by law (such requirement to be confirmed by a written legal opinion to the other party), make any Public Announcements or other disclosures relating to its discussions, negotiations, and/or the terms of any potential agreement or relationship with the other party or any of its Affiliates without the prior written approval of such other party. For the purpose of this Agreement, “Public Announcement” shall mean the disclosure to any person or entity other than those persons or entities permitted to receive Confidential Information pursuant to the terms hereof, by any means including, but not limited to, a press release; a written or oral statement made to the media, trades, publications or any other public audience or unauthorized third party; a written or oral statement published on Network’s website or on another

Internet site or chat room and/or distributed by facsimile, email, voicemail, regular mail, private delivery service, newsletter and/or recorded message.

(c)           Equitable Relief. Each party agrees that a breach of this Section 15 will result in the substantial likelihood of irreparable harm and injury to the other party for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available to it, to obtain immediate injunctive relief as well as other allowable equitable relief for any breach or potential breach of this Section 15. The right to equitable relief will be in addition to any other right or remedy available under this Agreement, at law or in equity.

16.           MISCELLANEOUS:

(a)           Assignment. This Agreement shall inure to the benefit of and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily or by operation of law without the prior express written consent of the other party to this Agreement, except that DISH may assign this Agreement in whole or in part to an Affiliate at any time without the consent of Network. In furtherance and without limitation of the foregoing, a change in control of Customer will be considered an assignment requiring DISH’s consent hereunder, where “change of control” means a change in the ownership or operation of Customer or substantially all of Customer’s assets during the Term whether pursuant to a single transaction or series of transactions, whether by operation of Law or otherwise, the result of which is that a new person or group of persons: (i) has the ability to (A) elect or control the votes of the majority of the board of directors or other governing body of Operator, (B) control more than thirty percent (30%) of the voting interests of Customer or (C) direct or cause the direction of the general management and policies of Customer. Notwithstanding the foregoing, DISH shall have the right to assign some or all of its rights and/or obligations under this Agreement, without obtaining the consent of Network, to (i) an Affiliate; (ii) a successor entity to its business, whether by merger or by sale of all or  substantially all of its assets or stock; (iii) any entity in which DISH or its Affiliates have any direct or indirect equity investment; and (iv) any other entity Controlled by any of the foregoing. In the event of any valid assignment of this Agreement in accordance with the terms of this Section 16(a), the assigning party shall be relieved of all obligations arising after the assignment, and the non-assigning party shall look solely to the assignee for enforcement of such obligations. Notwithstanding anything to the contrary herein, Network shall not assign or otherwise transfer any of its rights or obligations under this Agreement to a competitor of DISH.

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT WITH RESPECT TO THE CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL DISH OR ITS AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY REASON WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE AND WHETHER FORESEEABLE OR NOT. IN NO EVENT SHALL DISH OR ANY AFFILIATE OF DISH BE REQUIRED TO SPECIFICALLY PERFORM ANY OBLIGATION CREATED HEREBY. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF DISH AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID BY NETWORK TO DISH DURING THE TERM.

(c)           Allocation of Risk. The parties acknowledge and agree that the limitations of liability in this Agreement and the allocation of risk herein are an essential element of the bargain between the parties, without which neither party would have entered into this Agreement.

(d)           Choice of Law and Jurisdiction. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Colorado, without regard to the conflict of law rules thereof. The Federal and state courts located in the State of Colorado shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Agreement and each party hereby waives its and its present and future Affiliates’ right to make any claim to the contrary.

(e)           Relationship. Nothing in this Agreement shall be construed or implied to create a relationship of agency, partners, affiliates, joint employers, or joint venturers. Neither party shall have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other. Neither party shall be responsible for any obligation of the other or be responsible for any act or omission of the other or any employee of the other. Network shall be responsible for all wages, salaries, taxes and expenses incurred for or by its employees. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement. No Subscriber shall be deemed to have any privity of contract or direct contractual or other relationship with Network and no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with DISH by virtue of this Agreement. Network disclaims any present or future right, interest or estate in or to the transmission facilities of DISH and its Affiliates, such disclaimer being to acknowledge that neither DISH nor its facilities are common carriers.

(f)           Force Majeure. Notwithstanding any other provision in this Agreement, neither Network nor DISH shall have any liability to the other or any other person or entity with respect to any failure of Network or DISH, as the case may be, to transmit or distribute the Service or perform its obligations under this Agreement if the failure is due to any failure or degradation in performance of DISH’s or Network’s satellite(s) or any transponder on such satellite(s) or any failure or degradation of the Distribution System, or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, DISH’s automated billing and authorization system), any failure at the origination and uplinking center used by Network or DISH (including without limitation the Facility), any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Network or DISH, as the case may be (a “Force Majeure Event”) (provided that, with respect to Network’s delivery technologies, a failure of Network’s delivery technologies shall not be considered a Force Majeure Event unless both of Network’s primary and back-up delivery technologies required under this Agreement fail at the same time), and such non-performance shall be excused for the period of time such failure(s) causes non-performance; provided, however, that if DISH determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure Event with respect to the Distribution System or satellite and so notifies Network, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Service may at any given time be uplinked to only one of several satellites, failure or degradation in any of the satellites may require DISH to reduce the number of programming services available for allocation among all of the satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by DISH, at DISH’s sole discretion. Accordingly, DISH shall have no liability for its failure to distribute the Service in the event of a failure or degradation of any of the satellites or the transponders on any such satellites, regardless of whether the satellite to which the Service is uplinked at the time of the failure or degradation is itself the subject of the failure or degradation.

(g)           Preemptions. DISH shall have the right to preempt the Service, in whole or in part: (i) whenever such preemption is reasonably necessary to fulfill obligations imposed by the Federal Communications

Commission or other regulatory, legal or governmental authorities; (ii) if any satellite or transponder transmitting DISH Network Programming fails or malfunctions in whole or in part, or in DISH's sole discretion requires maintenance, testing, or relocation; (iii) to transmit Other DISH Content; and/or (iv) for any reason or no reason at DISH’s sole discretion (any of the foregoing, a “Preemptive Event”). DISH agrees to provide Network with as much notice of any Preemptive Event as is practicable under the circumstances. Under no circumstances shall DISH or its Affiliates be liable to Network or to any third party for any claims and/or damages whatsoever, resulting from or arising out of a Preemptive Event, except that, unless such preemption is as a result of occasional maintenance permitted hereunder or any breach by Network of any provision hereunder, Network shall not be responsible for payment for airtime during any Preemptive Event.

(h)           Severability. The invalidity under applicable Law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement. In the event that any provision in this Agreement is determined to be invalid, unenforceable or illegal, (A) the provision shall be reformed to the minimum extent necessary to cause the position to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (B) if the provision cannot be so reformed, the provision shall be severed from this Agreement and the remainder of the Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid, unenforceable or illegal provision were not contained in the Agreement.

(i)           Survival. Any provision of this Agreement which logically would be expected to survive termination or expiration of the Agreement shall survive termination or expiration. In addition to and not in limitation of the foregoing, all representations, warranties, covenants, indemnifications, confidentiality obligations, audit rights and limitations of liability shall survive the termination or expiration of this Agreement.

(j)           No Inference Against Author. Network and DISH each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against either party because that party or its legal representative drafted the provision.

(k)           Headings; References. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Any reference in this Agreement to a “section” or an “exhibit” shall, unless the context expressly requires otherwise, be a reference to a “section” in, or an “exhibit” to this Agreement. Any reference in this Agreement to the singular form of a word shall automatically include the plural form of the word, if applicable, and any reference to the plural shall include the singular, if applicable. Forms of the word “include” means “including, without limitation;” and references to “hereunder”, “herein”, “hereof”, and the like, refer to this Agreement.

(l)           Waivers; Cumulative Remedies. The failure of either party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. Any waiver of any provision of this Agreement must be in writing. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

(m)           Integration. This Agreement, together with any documents and exhibits specifically referred to in this Agreement, constitute the entire agreement between the parties to this Agreement. All exhibits referenced in this Agreement are hereby incorporated in the Agreement by this reference. This Agreement may not be modified except in a writing executed by both parties. Except as expressly provided by this Agreement, no party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is: (i) in writing; (ii) bears a date contemporaneous with or subsequent to the date of this Agreement; and (iii) is agreed to by both parties. On execution of this Agreement, all prior agreements and understandings between the parties shall be terminated, including without limitation that certain Long Form Distribution Term sheet dated November 11, 2011 between the parties. The parties specifically acknowledge there are no unwritten side agreements or oral agreements between the parties which alter, amend, modify or supplement this Agreement.

(n)           Change in the Law. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Law is changed in a way that makes any term of this Agreement illegal or unenforceable, or changes the intent (including without limitation the economic, marketing, packaging or other intent) of any provision of this Agreement, or of this Agreement as a whole, the parties shall negotiate in good faith regarding a modification of the Agreement to account for such change in the Law.

(o)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument.

(p)           No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties to the Agreement and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

The parties hereto have caused their duly authorized representatives to execute this agreement as of the Effective Date.

DISH Network L.L.C.                                                                           NETWORK

By:                      [XXXX]                                                By:                     /s/ Atonn Muhammad

Title:                   [XXXX]                                               Title:                    President /CEO

SIGNATURES:

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"